Exhibit 99.1

Perry Ellis International Reports Fourth Quarter and Full Fiscal 2016 Results and Reiterates Full Year Guidance for Fiscal 2017

MIAMI, April 12, 2016 (GLOBE NEWSWIRE) — Perry Ellis International, Inc. (Nasdaq:PERY) today reported results for the fourth quarter (“fourth quarter of fiscal 2016”) and the fiscal year ended January 30, 2016 (“fiscal 2016”).

Key Fiscal 2016 Financial Accomplishments and Operational Highlights:

•	Adjusted diluted EPS increased 225% to $1.81 as compared to $0.56 in prior year.

•	Gross margin expanded 170 basis points to a record 35.8%.

•	Total revenues up 1% to $900 million as compared to $890 million in the prior year period; this includes a negative 1% impact from foreign currency and 2% related to exited brands and businesses.

•	GAAP net loss of $0.49 diluted per share includes a $26.6 million, or $1.37 per diluted share, non-cash impairment charge recorded to reduce the carrying value of intangible assets related to brands and businesses as part of our strategic portfolio rationalization.

•	International revenues increased 9% representing 13% of total revenues, up from 12% in fiscal 2015.

•	Direct-to-consumer revenues increased 5% representing 11% of total revenues, up from 10% in fiscal 2015.

•	Licensing revenues increased 9% with 26 new licenses signed in fiscal 2016.

•	Generated cost savings of $7.8 million.

•	Company expanded its credit facility from $125 to $200 million redeeming $100 million of its 7 7/8% senior subordinated notes reducing interest costs by approximately $4.5 million during the year.

Oscar Feldenkreis, President and Chief Operating Officer commented, “During the quarter and throughout the year we focused on our strategic plan to support and advance our core global brands, to expand gross margin and to generate cost efficiencies. The successful implementation of our strategy culminated in our adjusted earnings per share increasing by more than 225% in the fiscal 2016 year. During the year, we recorded growth in core brands, in licensing, and our international business, underscoring the global appeal of our brands and supporting our margin expansion. As previously discussed, while fiscal 2016 presented the industry with challenges driven by a soft consumer spending environment and a stronger US dollar, we adapted to meet the changing landscape and ended the year positioned to generate higher margin revenues in the year ahead. I firmly believe that our focus on building our core brands, discipline and agility along with our powerful brands and proven growth initiatives will enable Perry Ellis International to deliver continued long-term profitable growth and value creation for our shareholders.”

Fiscal 2016 Fourth Quarter Results

Total revenue for the fourth quarter of fiscal 2016 was $214 million, a 1.5% decrease compared to $218 million reported in the fourth quarter of fiscal 2015. As previously disclosed, revenues were impacted by 1% by foreign exchange as well as from the reduction of revenues associated with exited brands, including C&C California, as well as a migration of two non-core brands to licensed arrangements during Fiscal 2017. Excluding these effects, revenue increased 3% for the fourth quarter.

During the fourth quarter of fiscal 2016, overall gross margins expanded 290 bps to 37.2% compared to the fourth quarter of the prior year (“fiscal 2015”). Margin expansion was generated in the Company’s domestic menswear business driven by reduced markdowns as a result of strong consumer response to our product presentations and stronger merchandising margins. On an adjusted basis, fiscal 2016 fourth quarter earnings per diluted share increased over 390% to $0.35 as compared to adjusted earnings per diluted share of $0.07 in the fourth quarter of fiscal 2015. Adjusted earnings per diluted share exclude certain items as outlined in the attached Table 1 Reconciliation of GAAP diluted loss per share to adjusted diluted earnings per share.

As reported under GAAP, the fiscal 2016 fourth quarter loss was $17.7 million or $1.18 per diluted share, compared to a loss of $42.9 million, or $2.90 per diluted share, in the fourth quarter of fiscal 2015. The Company’s fourth quarter 2016 results included a $26.6 million, or $1.37 per diluted share, non-cash impairment charge recorded to reduce the carrying value of intangible assets related to brands which are part of our strategic portfolio rationalization. In addition, foreign currency negatively impacted profitability by $700,000, or $0.04 per share.

Fiscal 2016 Results

Fiscal 2016 revenues were $900 million as compared to $890 million reported in fiscal 2015. Revenue growth resulted from growth in core brands. Excluding the impact of exited brands and foreign exchange, revenues increased by 4.6%.

Adjusted earnings per diluted share for fiscal 2016 were $1.81 compared to adjusted earnings per diluted share of $0.56 in fiscal 2015. Adjusted earnings per diluted share exclude the costs outlined in the attached Table 1 for both fiscal periods. (See attached “Table 1” for a reconciliation of GAAP loss/earnings per diluted share to adjusted earnings per diluted share.)

On a GAAP basis, net loss for fiscal 2016 was $7.3 million, or $0.49 per diluted share, compared to a GAAP net loss of $37.2 million, or $2.50 per diluted share, for fiscal 2015.

Adjusted gross margin for fiscal 2016 was 35.8% compared to the adjusted gross margin of 34.1% in fiscal 2015. Gross margin was positively impacted by reduced markdowns and favorable merchandising margins in the Company’s domestic businesses as well as a favorable mix in its direct-to-consumer and licensing businesses. (See attached “Table 2” for a reconciliation of gross profit to adjusted gross profit and adjusted gross margin.)

Selling, general and administrative (“SG&A”) expenses totaled $275.9 million for fiscal 2016 as compared to $268.8 million in fiscal 2015. SG&A in fiscal 2015 included $4.4 million related to pension costs associated with lump sum settlement payments on the termination of the Company’s defined benefit plan. The Company expects to complete the plan termination during fiscal 2017. Final pension costs with plan termination are expected to approximate $12-13 million.

Earnings before interest, taxes, depreciation, amortization and impairments, as adjusted (“adjusted EBITDA”) for fiscal 2016 totaled $55.3 million, or 6.1% of total revenues. This compares to adjusted EBITDA of $39.8 million or 4.5% of total revenues for fiscal 2015. (See attached “Table 3” for a reconciliation of net loss/income to adjusted EBITDA.)

Balance Sheet

The Company’s financial position continues to be very strong. Year-end cash and investments totaled $41.7 million and $133 million of long-term debt. This compares to $63.5 million at the end of the prior year and $172 million of long-term debt. The Company redeemed $100 million of its senior subordinated notes in May 2016, which generated interest savings of approximately $4.5 million. Inventory turnover improved throughout the year and continues to be key focus for the Company.

Update on Strategic Priorities to Enhance Profitability

As previously announced, the Company continues to focus on specific strategic priorities that it believes will deliver sustainable growth in revenues and profits.

George Feldenkreis, Chairman and Chief Executive Officer, Perry Ellis International, commented, “While the global retail landscape continues to be uncertain with major foreign currencies largely weakening against the U.S. dollar and unpredictable and volatile global consumer spending, we believe that we will successfully continue to navigate the environment and have taken a prudent approach to our 2017 plan. We believe that our best-in-class teams will continue to manage through the volatility by leveraging our powerful brand platforms and operations, while not losing sight of our long-term vision. We are committed to delivering stockholder value and our recent licensing announcements demonstrate our belief in taking strategic actions and making investments to support the long-term growth potential of Perry Ellis International and our businesses.”

The Company’s focused strategy includes:

•	Continuing to optimize our competitive positioning by delivering exceptional product with innovation and differentiation. Key priorities will focus across its global growth brands led by Perry Ellis, Original Penguin, Golf Lifestyle and Women’s Sportswear.

•	Making strategic investments that provides a platform for growth and leverage across its businesses. During fiscal 2016, the Company concentrated on building its power brands through investments in social media networks and e-commerce to grow our presence with the millennial consumer.

•	Accelerating international expansion through direct investment in North America and Europe as well as strategic partnerships with licensees and other partners. During fiscal 2016, the Company signed 26 new licenses that extended eight of the Company’s brands across geographies and product categories. The Company realized 9% revenue growth internationally which will also serve to further its licensing opportunities worldwide.

•	Continued focus on controlling costs and expenses through process enhancements, inventory management and sourcing improvements. The Company streamlined its internal team and reporting processes to simplify the business and improve operating performance. This initiative will continue to be a focal point for the Company in fiscal 2017. During fiscal 2016, the Company executed $7.8 million in cost reductions that reduced both the cost of goods and SG&A during the year. A portion of these savings was reinvested into the Company’s international platform to drive further growth. The Company will continue executing this review, as well as its supply chain focus, in fiscal 2017.

Fiscal 2017 Guidance

The Company reiterated its guidance for fiscal 2017. It expects total revenues to be in the range of $910 to $915 million. This guidance reflects continued foreign exchange pressure of 1% as well as 2% revenue impact from non-core or exited brands. Gross margins for fiscal 2017 are expected to expand 30 to 40 basis points to a range of 36.1% to 36.2%. Adjusted earnings per share are expected in a range of $1.90 to $1.95.

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories and fragrances. The Company’s collection of dress and casual shirts, golf sportswear, sweaters, dress pants, casual pants and shorts, jeans wear, active wear, dresses and men’s and women’s swimwear is available through all major levels of retail distribution. The Company, through its wholly owned subsidiaries, owns a portfolio of nationally and internationally recognized brands, including: Perry Ellis®, Original Penguin® by Munsingwear®, Laundry by Shelli Segal®, Rafaella®, Cubavera®, Ben Hogan®, Savane®, Grand Slam®, John Henry®, Manhattan®, Axist®, Jantzen® and Farah®. The Company enhances its roster of brands by licensing trademarks from third parties, including: Nike® and Jag® for swimwear, and Callaway®, PGA TOUR®, and Jack Nicklaus® for golf apparel. Additional information on the Company is available at http://www.pery.com.

Safe Harbor Statement

We caution readers that the forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “proforma,” “project,” “seek,” “should,” “target,” or “will” or the negative thereof or other variations thereon and similar words or phrases or comparable terminology. Such forward-looking statements include, but are not limited to, statements regarding Perry Ellis’ strategic operating review, growth initiatives and internal operating improvements intended to drive revenues and enhance profitability, the implementation of Perry Ellis’ profitability improvement plan and Perry Ellis’ plans to exit underperforming, low growth brands and businesses. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include: general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, recent and future economic conditions, including turmoil in the financial and credit markets, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, our future capital needs and our ability to obtain financing, our ability to protect our trademarks, our ability to integrate acquired businesses, trademarks, trade names and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non-renewal of any material license agreements to which we are a party, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies including expansion in international and direct-to-consumer retail markets; the effectiveness of our plans, strategies, objectives, expectations and intentions which are subject to change at any time at our discretion, potential cyber risk and technology failures which could disrupt operations or result in a data breach, the level of consumer spending for apparel and other merchandise, our ability to compete, exposure to foreign currency risk and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict, actions of activist investors and the cost and disruption of responding to those actions, and other factors set forth in Perry Ellis’ filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

Contact:

Anita Britt, CFO

305-873-1210

Anita.britt@pery.com